EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated March 31, 2003, accompanying the financial statements of NetView Technologies, Inc. We consent to the inclusion in the Registration Statement of the aforementioned report to the use or our name as it appears under the caption "Experts" in the Registration Statement.



/s/ Gerald R. Hendricks & Company, P.C.
Westminster, Colorado
November 29, 2004


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